Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos.

333-181155 and 333-181155-01

August 11, 2014

American Water Capital Corp.

American Water Works Company Inc.

$300,000,000 3.400% Senior Notes due 2025

$200,000,000 4.300% Senior Notes due 2042

Term Sheet

Issuer:	American Water Capital Corp.
Support Provider:	American Water Works Company, Inc.
Security:	3.400% Senior Notes due 2025 (the “2025 Notes”) 4.300% Senior Notes due 2042 (the “2042 Notes”)
Size:	$300,000,000 for the 2025 Notes $200,000,000 for the 2042 Notes
Trade Date:	August 11, 2014
Settlement Date:	August 14, 2014 (T+3)
Maturity Date:	March 1, 2025 for the 2025 Notes December 1, 2042 for the 2042 Notes
Benchmark Treasury:	UST 2.500% due May 15, 2024 for the 2025 Notes UST 3.625% due February 15, 2044 for the 2042 Notes
Benchmark Treasury Yield:	2.415% for the 2025 Notes 3.225% for the 2042 Notes
Spread to Benchmark Treasury:	+100 bps for the 2025 Notes +110 bps for the 2042 Notes
Yield to Maturity:	3.415% for the 2025 Notes 4.325% for the 2042 Notes
Coupon:	3.400% for the 2025 Notes 4.300% for the 2042 Notes
Price to Public:	99.867% for the 2025 Notes 99.589% for the 2042 Notes, plus accrued interest of $1,743,888.89 from June 1, 2014
Interest Payment Dates:	2025 Notes: March 1 and September 1 of each year, beginning on March 1, 2015 2042 Notes: June 1 and December 1 of each year, beginning on December 1, 2014
Redemption Provisions:
Make whole call:	Treasury +15 bps for the 2025 Notes Treasury +25 bps for the 2042 Notes
Par call:	On or after December 1, 2024 for the 2025 Notes On or after June 1, 2042 for the 2042 Notes
CUSIP:	2025 Notes: 03040W AL9 2042 Notes: 03040W AJ4
ISIN:	2025 Notes: US03040W AL90 2042 Notes: US03040W AJ45
Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated RBC Capital Markets, LLC RBS Securities Inc. TD Securities (USA) LLC

Co-Managers:

U.S. Bancorp Investments, Inc.

Mitsubishi UFJ Securities (USA), Inc.

The Williams Capital Group, L.P.

Blaylock Beal Van, LLC

Loop Capital Markets LLC

MFR Securities, Inc.

Mischler Financial Group, Inc.

The Issuer and the Support Provider have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer and the Support Provider have filed with the SEC for more complete information about the Issuer, the Support Provider and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, RBC Capital Markets, LLC at 1-866-375-6829, RBS Securities Inc. at 1-866-884-2071 or TD Securities (USA) LLC at 1-855-495-9846.